Exhibit 99.1

Covid-19 Impact: Status of Portfolio and 2Q'20 Rent Collection

Over 82% of Our Portfolio is Currently Open or Operating in a Limited Capacity[1]

- **Portfolio Operating Status Continues to Improve:** As of May 28th, 82% of our ABR[2] was open or operating on a limited basis, which compares to 71% at May 11th and 66% at April 14th
- **April Rent Collection Grew to 66%:** As of June 1st, rent collection for the month of April improved to 66%, which compares to 61% at May 11th and 53% at April 14th
- **May Rent Collection at 65%:** We have collected 65% of May rent as of June 1st with 1% unresolved
- **Agreed to Defer 33% of May Rent:** We have agreed to defer rent for 84 different tenants across 308 properties in our portfolio. The average deferral period is 3.6 months with an average payback period of 12.6 months. In aggregate, we have agreed to defer $16.2mm in cash rent, which represents 10% of annual cash rent
- **Unresolved Tenancy Declined to 1% of ABR at June 1st vs. 6% at May 11th:** Our unresolved tenancy, which is comprised of seven different restaurant operators, represented 1% of ABR and $32.7mm in gross book value. Rent per site for this tenancy is $91K, and our average investment per site is $1.3mm

Current Property Status[3]


Closed
18%
Limited
21%
Open
61%

May Rent Status[1]


Lost
Rent
1%
Unresolved
1%
Deferred
33%
Paid
65%

1. We consider a property to be "open" if it is generally operating in a manner substantially consistent with its historical operations, and to be "limited" if its operating activities are limited, such as by limiting sales to outside of the store.
2. ABR means annualized contractually specified cash base rent in effect on March 31, 2020 (including those accounted for as direct financing leases or loans) commenced as of that date and annualized cash interest on our mortgage loans receivable as of that date.
3. Calculated as a % of ABR as of March 31, 2020.

ESSENTIAL PROPERTIES

Covid-19 Impact: Tenant Industry Breakdown

Tenant Industry	% of ABR	% Open[1]	% Limited[1]	% Closed[1]	% of Total Closed[1] ABR	% of Total Deferred Rent
Quick Service Restaurants	14.3%	8%	87%	5%	4%	7%
Early Childhood Education	13.3%	67%	4%	29%	21%	28%
Car Wash	11.8%	98%	1%	1%	1%	4%
Medical / Dental	10.9%	88%	7%	5%	3%	12%
Convenience Store	10.6%	96%	2%	2%	1%	4%
Health and Fitness	6.6%	17%	32%	51%	19%	13%
Casual Dining	5.5%	46%	50%	4%	1%	5%
Auto Service	5.2%	99%	1%	0%	0%	3%
Entertainment	4.1%	7%	8%	85%	19%	4%
Home Furnishings	3.4%	7%	21%	72%	13%	2%
Other Service	3.2%	100%	0%	0%	0%	0%
Family Dining	3.2%	43%	39%	19%	3%	6%
Pet Care Services	3.1%	100%	0%	0%	0%	1%
Movie Theatres	2.7%	0%	0%	100%	15%	10%
Building Materials	1.7%	100%	0%	0%	0%	0%
Grocery	0.6%	100%	0%	0%	0%	0%

1. Property operating status as of May 28th, measured by cash ABR as of March 31, 2020 for each tenant industry.

ESSENTIAL PROPERTIES